EX. 99.28(d)(3)(viii)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Wellington Management Company LLP

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Wellington Management Company LLP, a Delaware limited liability partnership and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (“Agreement”), whereby the Adviser appointed the Sub-Adviser to provide sub-investment advisory services to an investment portfolio of JNL Investors Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B to the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the JNL Securities Lending Collateral Fund as a new fund of the Trust, effective August 13, 2018.

Whereas, the Parties have agreed to amend the Agreement, effective August 13, 2018, to add the JNL Securities Lending Collateral Fund and its fees.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated August 13, 2018, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated August 13, 2018, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)
Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed, effective August 13, 2018.

Jackson National Asset Management, LLC		Wellington Management Company LLP

By:	/s/ Mark D. Nerud	By:	/s/ Robert Ball
Name:	Mark D. Nerud	Name:	Robert Ball
Title:	President and CEO	Title:	Senior Managing Director

Schedule A
Dated August 13, 2018

Funds
JNL Government Money Market Fund
JNL Securities Lending Collateral Fund

A-1

Schedule B
Dated August 13, 2018
(Compensation)

JNL Government Money Market Fund
Average Daily Net Assets	Annual Rate
$0 to $1 Billion:	.04%*
$1 Billion to $4 Billion:	.025%*
Over $4 Billion:	.020%*

* The assets of the JNL/WMC Government Money Market Fund of JNL Series Trust and the assets of the JNL Government Money Market Fund of JNL Investors Series Trust will be combined for purposes of determining the applicable annual rate.

JNL Securities Lending Collateral Fund
Average Daily Net Assets	Annual Rate
All Assets	0.02%

B-1